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                      February 24, 2023

       Eric Fuller
       President and Chief Executive Officer
       U.S. Xpress Enterprises, Inc.
       4080 Jenkins Road
       Chatanooga, TN 37421

                                                        Re: U.S. Xpress
Enterprises, Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-38528

       Dear Eric Fuller:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation